Exhibit 2.2

Deed of Merger
COSAN LIMITED AND COSAN S.A.

Crawford House | 50 Cedar Avenue | Hamilton HM11 | Bermuda

T. +1 441 295 6500 | F. +1 441 295 6566 | E. info@aswlaw.com

Deed of Merger

Dated:	2020

BETWEEN

(1)	COSAN LIMITED, an exempted company incorporated in Bermuda, registration number 39981, of Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda (“Bermuda HoldCo”); and

(2)	COSAN S.A., a company (sociedade anônima) incorporated in the Federative Republic of Brazil, of Avenida Brigadeiro Faria Lima, 4,100 – 16th floor, Room 1, São Paulo – SP, 04538-132, Brazil (“BrazilCo”).

BACKGROUND

(A)	Bermuda HoldCo and BrazilCo have agreed that they will merge pursuant to Section 104B of the Companies Act on the terms of this deed, with BrazilCo being the Surviving Corporation.

IT IS AGREED AS FOLLOWS

1.	Defined Terms & Interpretation

1.1	Defined Terms

In this deed:

“ADS”	an American Depositary Share representing ownership of one CSAN Share.

“Companies Act”	the Companies Act 1981 of Bermuda, as amended.

“CSAN Share(s)”	common share(s) of no par value in the capital of the Surviving Corporation.

“Effective Date”	the effective date of the Merger pursuant to Section 104D(3) of the Companies Act, being the date the Merger is effective under Brazil law.

“Merger”	the merger of Bermuda HoldCo and BrazilCo as described in clause 2.1.

“Merging Company”	each of Bermuda HoldCo and BrazilCo.

“Surviving Corporation”	has the meaning given to it in clause 2.1.

1.2	Interpretation

In this deed, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa and a gender includes other genders;

(b)	examples and use of the word including and similar expressions do not limit what else may be included; and

(c)	a reference to:

(i)	a document or agreement includes that document or agreement as novated, altered, amended, supplemented or replaced from time to time;

(ii)	clauses, schedules and annexures are to those in this deed, and a reference to this deed includes any schedule and annexure;

(iii)	a person includes a natural person, partnership, body corporate, incorporated and unincorporated association, governmental or local authority or agency or other entity; and

(iv)	legislation or other law or a provision of them includes regulations and other instruments under them, and any consolidation, amendment, re-enactment or replacement.

1.3	Headings

Headings are for reference only and do not affect interpretation.

2.	Merger

2.1	Bermuda HoldCo and BrazilCo agree to merge pursuant to Sections 104B of the Companies Act on the terms of this deed, with BrazilCo being the surviving corporation of such merger (the “Surviving Corporation”).

2.2	The Merger shall occur and be effective as of the Effective Date.

3.	Constitutional Documents

3.1	Certificate of Incorporation

The certificate of incorporation of BrazilCo immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation after the Merger.

3.2	Bylaws

The bylaws of BrazilCo in effect at the Effective Date shall be the bylaws of the Surviving Corporation after the Merger.

4.	Directors and Officers

The directors and officers of the Surviving Corporation after the Merger will be:

(a)	Mr. Rubens Ometto Silveira Mello, Mr. Marcelo Eduardo Martins, Mr. Burkhard Otto Cordes, Mr. Luís Henrique Cais de Beauclair Guimarães, Mr. Dan Ioschpe, Mr. José Alexandre Scheinkman, Vasco Augusto Pinto Fonseca Dias Júnior, Pedro Isamu Mizutani and Ms. Ana Paula Pessoa, as directors; and

(b)	Marcelo Eduardo Martins, Luis Henrique Cals de Beauclair Guimarães and Maria Rita de Carvalho Drummond, as officers.

5.	Conversion of Shares

On the Effective Date:

(a)	each Class A share of par value US$0.01 of Bermuda HoldCo issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 1.38107812483 ADSs; and

(b)	each Class B share of par value US$0.01 of Bermuda HoldCo issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 1.38107812483 CSAN Shares.

6.	Termination

The directors of each Merging Company may, at any time before the Effective Date, cause such Merging Company to terminate this deed by notice to the other Merging Company despite approval of this deed by the members of the Merging Companies.

7.	Assumption of Liabilities

The parties expressly confirm that on the Effective Date, the Surviving Corporation will be bound by all of the obligations of Bermuda HoldCo and BrazilCo in existence prior to the Effective Date.

8.	General Provisions

8.1	Consent and Waivers

A consent or waiver by either party in relation to this deed is effective only if in writing. A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.

8.2	Severability

A provision of this deed that is illegal, invalid or unenforceable in a jurisdiction is ineffective in that jurisdiction to the extent of the illegality, invalidity or unenforceability. This does not affect the validity or enforceability of that provision in any other jurisdiction, nor the remainder of this deed in any jurisdiction.

8.3	Variation

A variation of this deed must be in writing and signed by or on behalf of each party to it.

8.4	Governing Law and Jurisdiction

This deed is governed by the laws of Bermuda. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Bermuda and waives any right to object to an action being brought in those courts, including on the basis of an inconvenient forum or those courts not having jurisdiction.

8.5	Counterparts

This deed may be executed in any number of counterparts, all of which taken together, constitute the one instrument.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED and DELIVERED as DEED on the date stated on page 2.

For and on behalf of

COSAN LIMITED

by:	In the presence of:

Director

Signature	Witness

Print name

For and on behalf of

COSAN S.A.

by:	In the presence of:

Director

Signature	Witness

Print name